Exhibit 4.2

THIS SECURITY IS A GLOBAL SECURITY. IT IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY (AS HEREINAFTER DEFINED) OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES HEREINAFTER DESCRIBED AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY TO A SUCCESSOR OF THE DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Unless this Security is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

No. R-[ ]	$[ ]

CUSIP: 361448BR3

ISIN: US361448BR38

GATX CORPORATION

6.050% SENIOR NOTES DUE 2054

GATX Corporation, a New York corporation (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to _________, the principal sum of [ ] ($[ ]) on June 5, 2054 (the “Maturity Date”), and to pay interest thereon from June 5, 2025, or from the most recent Interest Payment Date to which interest has been paid or duly provided for semi-annually on June 5 and December 5 in each year commencing December 5, 2025 at the rate of 6.050% per annum until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture referred to on the reverse hereof, be paid to the Person in whose name this Security is registered at the close of business on the immediately preceding May 20 or November 20 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date; provided, however, that interest payable on the Maturity Date, or, if applicable, upon redemption, will be payable to the Person to whom the principal hereof shall be payable; provided further that, if such Interest Payment Date would fall on a day that is not a Business Day, such Interest Payment Date shall be the following day that is a Business Day.

Payment of the principal of (and premium, if any, on) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in Hartford, Connecticut, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture referred to on the reverse hereof, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: October 24, 2025	GATX Corporation

(SEAL)	By:
Name: Jennifer L. Van Aken
Title: Senior Vice President,
Treasurer and Chief Risk Officer

Attest:

By:
Name: Katie Deibert
Title: Assistant Secretary

[Trustee’s Signature Page Follows]

3	Global Note

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. Bank Trust Company, National Association, as Trustee

By:
Kathy L. Mitchell
Authorized Signatory

4	Global Note

GATX CORPORATION

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 6, 2008 (herein called the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as successor in interest to U.S. Bank National Association, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially issued in an aggregate principal amount of $400,000,000 on June 5, 2024 and further issued in an aggregate principal amount of $300,000,000 on February 6, 2025 and currently limited in aggregate principal amount to $900,000,000.

The Securities are redeemable at the option of the Company, in whole at any time or in part, from time to time, at a Redemption Price equal to the greater of:

•	100% of the aggregate principal amount of such Securities to be redeemed; or

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities being redeemed, assuming that the Securities to be redeemed matured on the Par Call Date (as defined below), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points, less (b) interest accrued to the redemption date.

Notwithstanding the foregoing, if the Securities are redeemed on or after December 5, 2053 (the “Par Call Date”), the Redemption Price will be 100% of the principal amount of the Securities to be redeemed.

In each case, the Company will pay accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on the Securities that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on such interest payment date, to the registered holders as of the close of business on the relevant record date in accordance with the Securities and the Indenture.

The Company may at any time, and from time to time, purchase the Securities at any price or prices in the open market or otherwise.

The Treasury Rate will be determined by the Company or its designee (which will not be the Trustee) after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company or its designee will select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and will interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 will be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company or its designee will calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company or its designee will select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, then the Company or its designee will select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security will be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company will provide notice of a redemption to holders of Securities to be redeemed at least 10 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the Securities are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular Securities or portions thereof for redemption from the outstanding Securities not previously called by such method as the Trustee deems fair and appropriate.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right to redeem the Securities as described above, each holder of the Securities will have the right to require the Company to purchase all or a portion of such holder’s Securities pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of the Securities on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Repurchase Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to provide a notice to each holder of the Securities, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is provided, other than as may be required by law (the “Change of Control Payment Date”). The notice, if provided prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Holders of the Securities electing to have Securities purchased pursuant to a Change of Control Offer will be required to surrender their Securities, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Security completed, to the paying agent at the address specified in the notice, or transfer their Securities to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer.

“Below Investment Grade Rating Event” means the rating on the Securities is lowered by each of the Rating Agencies and the Securities are rated Below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any one of the following:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than to the Company or one of its subsidiaries;

•

the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

•

the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or that of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

•	the first day on which the majority of the members of the Company’s board of directors cease to be Continuing Directors; or

•	the adoption of a plan relating to the Company’s liquidation or dissolution.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of the Company’s board of directors who:

•	was a member of the Company’s board of directors on the date of the Indenture; or

•

was nominated for election or elected to the Company’s board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency that is reasonably acceptable to the Trustee under the Indenture.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series under the Indenture to be affected at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of all the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any, on) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

“Global Security” and “Global Securities” means a Security or Securities evidencing all or part of a series of Securities, issued to the Depositary (as hereinafter defined) for such series or its nominee, and registered in the name of such Depositary or its nominee. “Depositary” means, with respect to the Securities of any series issuable or issued in whole or in part in the form of one or more Global Securities, the person designated as the Depositary by the Company.

No holder of any beneficial interest in this Security held on its behalf by a Depositary or a nominee of such Depositary shall have any rights under the Indenture with respect to such Global Security, and such Depositary or nominee may be treated by the Company, the Trustee, and any agent of the Company or the Trustee as the owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall impair, as between a Depositary and such holders of beneficial interests, the operation of customary practices governing the exercise of the rights of the Depositary as Holder of any Security.

This Security is exchangeable, in whole but not in part, for Securities registered in the names of Persons other than the Depositary or its nominee or in the name of a successor to the Depositary or a nominee of such successor depositary only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Security or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, a successor depositary is not appointed by the Company within 90 days, (ii) the Company in its discretion at any time determines not to have all of the Securities of this series represented by one or more Global Security or Securities and notifies the Trustee thereof, or (iii) an Event of Default has occurred and is continuing with respect to the Securities of this series. If this Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for Securities issuable in authorized denominations and registered in such names as the Depositary holding this Security shall direct. Subject to the foregoing, this Security is not exchangeable, except for a Security or Securities of the same aggregate denominations to be registered in the name of such Depositary or its nominee or in the name of a successor to the Depositary or a nominee of such successor depositary.

No recourse shall be had for the payment of the principal of (and premium, if any, on) or interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

All capitalized terms used in this Security and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

This Security, including without limitation the obligation of the Company contained herein to pay the principal of (and premium, if any, on) and interest on this Security in accordance with the terms hereof and of the Indenture, shall be construed in accordance with and governed by the laws of the State of New York.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by GATX Corporation pursuant to a Change of Control Offer of this Security, check the box below:

[ ] Change of Control Offer

If you want to elect to have only part of the Security purchased by GATX Corporation pursuant to a Change of Control Offer of this Security, state the amount you elect to have purchased:

$

Date: ______________	Your Signature:
(Sign exactly as your name appears on the Security)

Tax Identification Number:

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)